Exhibit 99.1

NXT-ID ANNOUNCES $3,432,000 REGISTERED DIRECT OFFERING
AND CONCURRENT PRIVATE PLACEMENT

MELBOURNE, FL, JULY 10, 2017 – NXT-ID, INC. (NASDAQ: NXTD), a security technology company, announced that it has entered into definitive agreements with existing institutional investors to purchase an aggregate of approximately $3,432,000 of shares of common stock in a registered direct offering and common stock purchase warrants in a concurrent private placement.

Investors whose purchase of common stock and warrants in the offering which would result in them beneficially owning more than 9.99% of NXT-ID's outstanding common stock following the completion of the offering will have the opportunity to acquire registered “prefunded” warrants as a substitute for any common stock they would have otherwise acquired but for such ownership limitation.

The units of common stock and warrants will be priced at $1.43, and units of common stock and prefunded warrants will be priced at $1.42. The warrants sold in the private placement will be exercisable six months following the date of issuance, will expire on the fifth anniversary of the date they become exercisable, and have an exercise price of $2.00. The prefunded warrants sold in the registered direct offering are immediately exercisable at par value, $0.01 per share as the prefunded amount of $1.42 will be paid at closing. These warrants expire on the fifth (5th) anniversary of the date of issuance. At closing, NXT-ID anticipates that it will issue a total of approximately 2.4 million registered common shares and prefunded warrants exercisable for common shares, and unregistered warrants to purchase approximately 1.8 million common shares.

The offerings are expected to yield total gross proceeds of $3,432,000, before deducting placement agent fees and other estimated offering expenses. The closing of the offerings is expected to take place on or about July 13, 2017, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as the sole placement agent in connection with these offerings. Maxim Group LLC is serving as financial advisor to NXT-ID.

This registered offering is being made pursuant to an effective shelf registration statement (No. 333-203637) previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

The unregistered warrants were offered pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder. Such warrants and the common shares issuable upon exercise of such warrants have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Separately, NXT-ID announced that the holders of the company’s outstanding Series B preferred stock have indicated that they will convert the remaining balance of such preferred stock into common shares at $1.88 per share. Upon the completion of these conversions, NXT-ID will no longer have any securities outstanding with exercise or conversion prices that are subject to market fluctuations (known as variable rate securities).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NXT- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers' mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

NXT-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems ("PERS") sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about NXT-ID at www.nxt-id.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact :

Corporate info: info@nxt-id.com

Media:

Chris Orlando

chris.orlando@nxt-id.com

D. Van Zant

+1-800-665-0411

press@nxt-id.com